Exhibit 10.3

Description of ITT Educational Services, Inc.’s Director Compensation

In June 2015, the Board of Directors of ITT Educational Services, Inc. (“we,” “us” or “our”) modified the form in which the equity-based awards that were to have been granted in 2014, but had been delayed, to our non-employee directors were to be paid. In lieu of a grant of restricted stock units (“RSUs”), the Board of Directors approved a cash payment of $100,000 (except for Mr. Cohen, who received a pro-rated award of $61,918) to each of our non-employee directors who was a director in 2014.

With respect to the grant of RSUs to non-employee directors to occur in 2015, the Board of Directors approved a grant to each individual who is a director, and not an employee, of ours on the effective date of grant, other than Mr. Yena, an award of RSUs with a time-based period of restriction under the Amended and Restated 2006 Equity Compensation Plan that:

•	has a value of $100,000, plus the value associated with any fractional RSU necessary to cause the grant to be for a whole number of RSUs, pursuant to which the value is determined based on the closing market price of a share of our common stock on the effective date of grant;

•	has an effective date of grant of June 17, 2015, which was the third business day following the date that we became current in our filings with the Securities and Exchange Commission;

•	has a time-based period of restriction that ends on May 1, 2016; and

•	is settled as soon as administratively practicable thereafter by the delivery of one share of common stock for each RSU in the grant.

There was no change in the other components of 2015 compensation for non-employee directors on our Board of Directors, which consisted of an annual retainer of $75,000 paid in one installment on the first business day of 2015 and reimbursement for reasonable, out-of-pocket travel expenses incurred by directors related to attending our Board of Directors and its committee meetings and other business of the Board.

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